Exhibit 10.2

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

COMVERSE TECHNOLOGY, INC.

AND

COMVERSE, INC.

DATED AS OF OCTOBER 31, 2012

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS
Section 1.1	General	1
Section 1.2	Reference; Interpretation	4

ARTICLE II
PROVISION OF SERVICES
Section 2.1	Provision of Services	4
Section 2.2	Provision of CTI-Provided Services	5
Section 2.3	Use of Services and CTI-Provided Services	6
Section 2.4	Resources to Perform Services and CTI-Provided Services	6
Section 2.5	Facilities	7
Section 2.6	Books and Records	7
Section 2.7	Representations and Warranties	7
Section 2.8	CTI Business	7

ARTICLE III
PAYMENT; WARRANTY; TAXES
Section 3.1	Fees and Reimbursable Amounts	8
Section 3.2	Adjustments	9
Section 3.3	Invoices and Payment	9
Section 3.4	Disclaimer of Warranty	11
Section 3.5	Taxes	11

ARTICLE IV
TERM; TERMINATION
Section 4.1	Term	11
Section 4.2	Termination for Reasons other than Default	12
Section 4.3	Event of Default	12
Section 4.4	Remedies	13
Section 4.5	Books and Records	13
Section 4.6	Effect of Expiration/Termination	13
Section 4.7	Obligations Post Expiration/Termination	13

ARTICLE V
CERTAIN OTHER COVENANTS
Section 5.1	Confidentiality	14
Section 5.2	Access to Certain Information	14
Section 5.3	Title to Data	14
Section 5.4	Compliance with Laws	15

ARTICLE VI
LIABILITIES
Section 6.1	Limitation of Liability	15
Section 6.2	Indemnification	18

ARTICLE VII
MISCELLANEOUS
Section 7.1	Notice	18
Section 7.2	Force Majeure	19

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement is entered into as of this 31st day of October, 2012 (“Effective Date”), by and between Comverse Technology, Inc., a New York corporation (“CTI”), and Comverse, Inc., a Delaware corporation and a wholly-owned subsidiary of CTI (“Comverse”) (Comverse together with CTI, the “Parties,” and Comverse and CTI individually, as applicable, each a “Party”).

WHEREAS, CTI and Comverse have entered into a Distribution Agreement, dated as of October 31, 2012 (the “Distribution Agreement”), which sets forth the terms pursuant to which CTI will distribute the common stock of Comverse to shareholders of CTI (the ”Distribution”); and

WHEREAS, in connection with the Distribution, and in order to ensure an orderly transition under the Distribution Agreement, it will be necessary, for a transitional period, for Comverse to provide to CTI the Services described herein and for CTI to provide to Comverse the CTI-Provided Services described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Accounting Review Costs” shall have the meaning set forth in the Tax Disaffiliation Agreement.

“Accounting Review Requirements” shall have the meaning set forth in the Tax Disaffiliation Agreement.

“Agreement” shall mean this Agreement, including Schedule A and Schedule B attached hereto, as the same may be amended by the Parties from time to time.

“Appropriate Actions” shall mean the acts that a party would take, and the amount of effort and resources such party would expend, when fulfilling such obligation, performing such action, or incurring such expense for such party’s own benefit, in each case acting in good faith and on a reasonable basis.

“Big Four Accounting Firm” shall mean any of the following accounting firms: PricewaterhouseCoopers; Deloitte Touche Tohmatsu; Ernst & Young; and KPMG.

“Comverse” shall have the meaning set forth in the preamble to this Agreement and, subject to Section 7.5, shall include any successor of Comverse.

“Comverse Indemnitees” shall have the meaning set forth in the Distribution Agreement.

“Comverse Pass-Through Costs” shall mean the costs and expenses paid out of pocket by Comverse to any third party service provider or consultant to the extent such third party’s services (and corresponding fees) are (a) incremental license fees or one-time consent fees payable by Comverse to a third party service provider or licensor to secure the software license rights required for Comverse to perform the Services in accordance with this Agreement or (b) are paid to a third party service provider or consultant whose services (i) are required to enable Comverse’s performance of the Services in accordance with this Agreement and (ii) were utilized by Comverse prior to the Effective Date to provide services to CTI equivalent to the applicable Services then being provided hereunder.

“CTI” shall have the meaning set forth in the preamble to this Agreement and shall include any successor of CTI.

“CTI Costs” shall mean the costs and expenses incurred by CTI in the performance of the CTI-Provided Services, in each case including (a) the CTI Pass-Through Costs and (b) those costs and expenses incurred by CTI to utilize CTI’s own employees (including salary, benefits and other employment-related costs of applicable individuals) and to utilize resources owned, leased, or licensed by CTI in the applicable month to perform the CTI-Provided Services; provided, however, that where an employee or other resource of CTI supports both the performance of the CTI-Provided Services for the benefit of Comverse and the performance of any other activity (including activities for the benefit of CTI or any other party), the CTI costs and expenses relating to such CTI employee or other resource shall be allocated between CTI and Comverse on the basis of the percentage of work hours that month spent performing the Services for the benefit of Comverse.

“CTI Group” shall have the meaning set forth in the Tax Disaffiliation Agreement.

“CTI Indemnitees” shall have the meaning set forth in the Distribution Agreement.

“CTI Pass-Through Costs” shall mean the costs and expenses paid out of pocket by CTI to any third party service provider or consultant to the extent such third party’s services (and corresponding fees) are (a) incremental license fees or one-time consent fees payable by CTI to a third party service provider or licensor to secure the software license rights required for CTI to perform the CTI-Provided Services in accordance with this Agreement or (b) are paid to a third party service provider or contractor whose services are required (as determined by CTI in good faith) to enable CTI’s performance of the CTI-Provided Services in accordance with this Agreement.

“CTI-Provided Services” shall mean the services, functions, and responsibilities set forth in Schedule B, in each case to the extent (a) provided to, or performed for the benefit of, Comverse by CTI at any point during the twelve (12) months prior to the Effective Date and (b) the applicable service, function, or responsibility was performed by an individual who (i) is employed by CTI on the Effective Date and (ii) remains an employee of CTI as of the date such service, function, or responsibility is to be performed by CTI pursuant to this Agreement.

“Default” shall have the meaning set forth in Section 4.3 of this Agreement.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Agreement” shall have the meaning set forth in the recitals to the Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Estimated CTI-Provided Services Fees” shall have the meaning set forth in Section 3.3(b) of this Agreement.

“Facilities” shall have the meaning set forth in Section 2.5 of this Agreement.

“Financial Requirements” shall have the meaning set forth in the Distribution Agreement.

“Force Majeure” shall have the meaning set forth in Section 7.2 of this Agreement.

“Losses and Expenses” shall have the meaning set forth in Section 6.2 of this Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger among Verint Systems Inc., Comverse Technology Inc. and Victory Acquisition I LLC dated as of August 12, 2012, as amended, modified or supplemented from time to time in accordance with its terms.

“Merger Effective Time” shall have the meaning given to “Effective Time” in the Merger Agreement.

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall include an individual, a partnership, a corporation, a limited liability company, a division or business unit of a corporation, a trust, an unincorporated organization, a federal, state, local or foreign government or any department or agency thereof and any other entity.

“Service” or “Services” shall mean (a) the services, functions, and responsibilities provided to, or performed for the benefit of, CTI or any CTI employee by Comverse or any of its subsidiaries or their respective employees at any point during the twelve (12) months prior to the Effective Date, (b) the services, functions, and responsibilities provided to, or performed for the benefit of, CTI or any CTI employee by any individual who (i) was employed by CTI at any point prior to the Effective Date and (ii) becomes an employee of Comverse or any of its subsidiaries before, in connection with, or following the Distribution, (c) any additional service, function, or responsibility that CTI reasonably needs following the Effective Date in order for CTI or its affiliates to operate the business of CTI in the ordinary course, to defend any legal action, or to comply with any legal, tax or financial law, rule, regulation or requirement, in each case, and (d) such other services as may from time to time be agreed between the Parties in writing. The Services include those services set forth in Schedule A, as the same may be amended from time to time.

“Services Documentation” shall have the meaning set forth in Section 2.1(c) of this Agreement.

“Straddle Period” shall have the meaning set forth in the Tax Disaffiliation Agreement.

“Tax Authorities” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Tax Disaffiliation Agreement” shall mean the Tax Disaffiliation Agreement by and between CTI and Comverse dated as of the Effective Date, as amended, modified or supplemented from time to time in accordance with its terms.

“Tax Return” shall have the meaning set forth in the Tax Disaffiliation Agreement.

Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. This Agreement shall not be construed against either Party as the principal draftsperson hereof. All references to monetary amounts herein shall be references to such amounts in US Dollars unless otherwise specified.

ARTICLE II

PROVISION OF SERVICES

Section 2.1 Provision of Services.

(a) Comverse shall provide, and shall cause its subsidiaries and their respective employees to provide, the Services to CTI, in each case except to the extent that CTI requests in writing that Comverse not provide a particular Service identified in such CTI request. Comverse shall be required to take Appropriate Actions to fulfill each of its obligations set forth in this Agreement. The Services performed by Comverse and, as applicable, its subsidiaries for CTI shall be performed on a timely basis by employees with institutional knowledge of and familiarity, training and skill with respect to, the provision of such Service. Comverse and, as applicable, its subsidiaries will retain employees with the relevant institutional knowledge, familiarity, training and skill required to provide the Services to CTI. If CTI requests in good faith a service in addition to the Services (which request CTI may make at any time), then Comverse shall act expeditiously to cause such requested additional service(s) to be provided on a timely basis on terms mutually agreeable to the Parties.

(b) Unless otherwise agreed by the Parties in writing, the Services shall be performed by Comverse for CTI (i) in a manner to permit CTI to comply with its legal obligations (ii) in a manner that is substantially the same as the timely manner and level of support in which such Services were generally performed by Comverse for CTI (or, as applicable, by former CTI employees for CTI) during the twelve (12) months prior to the Effective Date and (iii) to the extent a Service or a portion of the Services was not provided during the twelve (12) months prior to the Effective Date but is required or requested by CTI following the Effective Date, with the same degree of care and substantially the same service levels as Comverse performs comparable services for itself but in no event using less than a reasonable degree of care; provided, however, that in no event shall the Services be of smaller scope or lesser quality (in each case as judged from the perspective of CTI), than the descriptions of Service scope and quality set forth in the Services Documentation.

(c) CTI may, acting in good faith, request that Comverse provide the statements of work, procedures manuals, technical architecture, data security and incident response protocols, business continuity and disaster recovery plans, reports, and other documentation maintained by Comverse (or made available to Comverse by any third party service provider) that relates to performance, scope, or quality of the Services, in each case (i) as such documentation exists as of the Effective Date and (ii) as such documentation exists as of the date of the applicable request (such documents and records, “Services Documentation”). Comverse shall provide requested Services Documentation to CTI as soon as is reasonably practicable, but in no event later than five (5) business days after receipt of the applicable CTI request where the requested documents are ordinarily provided in connection with the Services (and as soon as reasonably practicable with respect to other documents). Except to the extent otherwise agreed by CTI in advance in its sole discretion, Comverse shall not make any change to the Services Documentation that (i) reduces the scope or quality of the Services (in each case as judged from the perspective of CTI), (ii) results in a breach of law by CTI or Comverse, or (iii) results in the increase of any amounts payable by CTI to Comverse or to any third party.

(d) Except to the extent otherwise expressly provided in this Agreement, Comverse shall perform, and shall cause its subsidiaries to perform, the Services and its other obligations set forth in this Agreement in a manner that does not discriminate against CTI relative to Comverse (or the other affiliates, business divisions, and operations owned and operated by Comverse or its affiliates).

(e) Comverse shall perform the Services in accordance with all applicable laws relating to the protection of personally identifiable information (or any other category of personal information protected by law, such as an individual’s health information).

(f) Except to the extent Comverse has subcontracted its performance of the Services during the twelve (12) months prior to the Effective Date, Comverse shall not subcontract the performance of any or all of the Services without CTI’s prior written consent, such consent not to be unreasonably withheld. With respect to any subcontractor of Comverse’s obligations under this Agreement, Comverse shall be responsible for the actions and failures to act of any as such subcontractor as if such actions and failures to act are Comverse’s own. For the avoidance of doubt, in the event Comverse subcontracts its performance of the Services, the fee payable by CTI shall not exceed the fee listed for such Services on Schedule A.

Section 2.2 Provision of CTI-Provided Services.

(a) Upon reasonable advance notice from Comverse consistent with the timing of substantially similar requests during the twelve (12) months prior to the Effective Date, CTI shall provide to Comverse those CTI-Provided Services that Comverse may request from time to time hereunder. When making such a request, Comverse shall indicate the duration for which CTI is to provide the requested CTI-Provided Service.

(b) Unless otherwise agreed by the Parties, the CTI-Provided Services shall be performed by CTI, to the extent it has any available and qualified employees, for Comverse with the same degree of care and with substantially the same service levels as CTI’s performance of comparable services for itself but in no event using less than a reasonable degree of care. CTI shall be obligated to perform the CTI-Provided Services only on a transitional basis to provide temporary support to Comverse as Comverse commences performance of the CTI-Provided Services for Comverse’s own benefit. Comverse shall commence performance of services to replace all of the CTI-Provided Services as soon as is reasonably practicable after the Effective Date.

(c) CTI shall, within five (5) business days after receipt of Comverse’s request, make available to Comverse the same reports and documentation that CTI provided or otherwise made available to Comverse in connection with CTI’s performance of the applicable CTI-Provided Services during the twelve (12) months prior to the Effective Date, in each case solely to the extent that CTI, in its sole discretion, has the employees and resources necessary and qualified to prepare any such reports or documentation.

(d) CTI may, in its discretion, subcontract its performance of the CTI-Provided Services and any of its other obligations under this Agreement. With respect to any subcontractor of CTI’s obligations under this Agreement, CTI shall be responsible for the actions and failures to act of any as such subcontractor as if such actions and failures to act are CTI’s own. For the avoidance of doubt, in the event CTI subcontracts its performance of the CTI-Provided Services, the fee payable by Comverse shall not exceed the fee listed for such Services on Schedule B.

Section 2.3 Use of Services and CTI-Provided Services.

(a) Comverse shall be required to provide the Services only (i) to CTI or to the party (or such party’s affiliates) to which CTI has assigned this Agreement pursuant to Section 7.5 and (ii) in connection with the conduct of the CTI Business. Except to the extent otherwise set forth in this Section 2.3(a), CTI shall not resell any of the Services to any Person whatsoever or permit the use of the Services to any Person other than in connection with the conduct of the CTI Business in the ordinary course.

(b) CTI shall be required to provide the CTI-Provided Services to Comverse only (i) in connection with the conduct by Comverse of its businesses and (ii) to the extent CTI has employees who would normally perform such CTI-Provided Services in the ordinary course of their employment by CTI. Comverse shall not resell any of the CTI-Provided Services to any Person whatsoever or permit the use of the CTI-Provided Services to any Person other than in connection with the conduct of Comverse’s businesses in the ordinary course.

Section 2.4 Resources to Perform Services and CTI-Provided Services.

(a) Comverse shall, and shall cause its subsidiaries and their respective employees to, furnish all personnel, facilities, equipment, software, and any other assets and resources as needed for Comverse to provide the Services.

(b) CTI shall furnish only personnel as needed for CTI to provide the CTI-Provided Services; provided, however, that in no event shall CTI be obligated to provide any personnel for such purposes who are not then employees of CTI. Comverse shall furnish all facilities, equipment, software, and other assets as needed by CTI (and as determined by CTI) to provide the CTI-Provided Services.

Section 2.5 Facilities. The Services shall be performed by Comverse or its subsidiaries at their offices using its furniture, fixtures, and equipment, including computer hardware (the “Facilities”). Any Facilities to be purchased or leased during the term of this Agreement for use in providing the Services shall be purchased or leased by Comverse. All Facilities owned by Comverse shall remain the property of Comverse, and CTI shall not have any right, title, or interest in or to any of the Facilities; provided, however, that CTI shall have the right to occupy and to use, and Comverse shall make (or shall cause one of its subsidiaries to make) available to CTI, Facilities (and any additional facilities and equipment) as jointly determined by CTI and Comverse in good faith to be required for CTI (a) to operate the CTI Business or (b) to provide the then-current CTI-Provided Services. Comverse may, upon reasonable advance notice, require CTI to relocate in order for Comverse to provide CTI use of Facilities pursuant to this Section 2.5; provided, however, that in the event of any such location, Comverse shall (i) make all relocation arrangements (which shall be subject to CTI’s approval, not to be unreasonably withheld) and (ii) pay any relocation costs and expenses, whether incurred by CTI or Comverse, relating to the relocation of any CTI employees or resources from one Facility to another Facility.

Section 2.6 Books and Records. Comverse shall keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services, in such detail and for such time periods as shall be in accordance with Comverse’s then standard record keeping procedures, as in effect from time to time, and shall make such books and records reasonably available to CTI, at no cost, for the purpose of verifying the amounts payable in connection with the Services. CTI shall keep books and records of the CTI-Provided Services provided and reasonable supporting documentation of all charges incurred in connection with providing such CTI-Provided Services, in such detail and for such time periods as shall be in accordance with CTI’s then standard record keeping procedures, as in effect from time to time, and shall make such books and records reasonably available to Comverse, at no cost, for the purpose of verifying the amounts payable in connection with the CTI-Provided Services.

Section 2.7 Representations and Warranties. Each Party hereto represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (c) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and (d) no contract with any other Person exists or will exist which would interfere with its obligations hereunder.

Section 2.8 CTI Business. Notwithstanding anything herein to the contrary, Comverse will have no obligation to provide Services to CTI to the extent such Services relate to any expansion or material change in the operation of the CTI Business. For the avoidance of doubt, Comverse will continue to be obligated to provide Services hereunder notwithstanding an expansion or material change in the operation of the CTI Business so long as such Services related to the CTI Business prior to such expansion or change.

ARTICLE III

PAYMENT; WARRANTY; TAXES

Section 3.1 Fees and Reimbursable Amounts.

(a) As full and complete consideration for Comverse’s performance of the Services in accordance with this Agreement, CTI shall, with respect to each applicable category of Services set forth in Schedule A, pay Comverse on a calendar quarterly basis (i) the applicable Comverse Pass-Through Costs and (ii) a Services fee in an amount equal to the sum of the pro-rata portion of the annual fees for the categories of Services that Comverse provided during the applicable quarter (i.e., 25% of the annual fee in each case unless the Services were not provided during the entire quarter, in which case the pro-rata allocation shall be based on the number of days of Services relative to the total number of days in the applicable quarter), in each case in the amount set forth in Schedule A as being payable by CTI with respect to each applicable Services category; provided, however, that following the Merger Effective Time, (A) CTI shall not be invoiced or pay for any amounts, fees or any Comverse Pass-Through Costs (and, for the avoidance of doubt, Comverse shall pay all such fees and Comverse Pass-Through Costs) relating to (i) any “Finance & Accounting” Services, “Financial Reporting” Services and/or “Internal Audit and SOX” Services (in each case as set forth in Schedule A) or any other Services necessary to provide the Finance & Accounting, Financial Reporting and/or Internal Audit and SOX Services relating to, associated with or in respect of any periods prior to the Merger Effective Time, in each case as determined by CTI, (ii) the preparation and filing with the Securities and Exchange Commission (the “SEC”) of CTI’s Annual Report on Form 10-K for the fiscal year ending January 31, 2013 or any other periodic reports or filings relating to, associated with or in respect of any periods prior to the Merger Effective Time, and (B) notwithstanding anything to the contrary herein, any fees or Comverse Pass-Through Costs associated with the preparation and review of CTI and its subsidiaries’ U.S. federal income, New York State income, New York City income Tax Returns, and all material Tax Returns for the taxable years ending 1/31/2012 and 1/31/2013 (or such other date on which the taxable period ends, in the case of a short taxable period), including, but not limited to, the Tax Filing Services associated therewith, will be determined solely in accordance with the provisions of Section 3.01 of the Tax Disaffiliation Agreement (including, without giving regard to any of the fees on Schedule A). With respect to any amounts payable by CTI hereunder that are determined by reference to costs and expenses paid by Comverse, after the end of each calendar quarter, Comverse shall deliver to CTI a report for the quarterly fee payable with respect to Services provided by Comverse under this Agreement, which report shall include an itemized report (with reasonable supporting documentation) of all expenses for which Comverse seeks reimbursement hereunder. CTI shall have the option in its sole discretion to request invoicing in advance with respect to any fees payable for the Services (as set forth in Schedule A) and with respect to any estimated Comverse Pass-Through Costs, and in the event CTI requests invoicing in advance with respect to any such amounts, Comverse shall invoice CTI in advance for those Services and Comverse Pass-Through Costs (as agreed by CTI in its sole discretion) estimated to be payable with respect to the Services and time periods with respect to which CTI has requested prepayment. Any amounts that have been invoiced in advance and paid by CTI in accordance with this Section 3.1(a) shall be trued-up by CTI and Comverse as of the last day of the applicable prepaid period. Any Comverse Pass-Through Costs require the prior written approval of CTI, which shall not be unreasonably withheld.

(b) As full and complete consideration for CTI’s performance of the CTI-Provided Services in accordance with this Agreement, Comverse shall pay CTI on a monthly basis the applicable CTI Costs. All such amounts shall be invoiced (as Estimated CTI-Provided Services Fees) and trued up in accordance with Section 3.3(b). After the end of each calendar month, CTI shall deliver to Comverse a report for the monthly reimbursement payable with respect to CTI-Provided Services provided by CTI under this Agreement, which report shall include an itemized report (with reasonable supporting documentation) of all expenses for which CTI seeks reimbursement hereunder.

(c) CTI shall act promptly and in good faith to reduce the amount of CTI Pass-Through Costs by notifying each applicable third party service provider or consultant that such third party should execute an engagement letter with Comverse to permit such third party to invoice Comverse directly. Comverse shall act promptly and in good faith to reduce the amount of Comverse Pass-Through Costs by notifying each applicable third party service provider or consultant that such third party should execute an engagement letter with CTI to permit such third party to invoice CTI directly. Each Party shall (i) negotiate such engagement letters in good faith to execute such letters in a timely fashion and (ii) cooperate with reasonable requests from the other Party to facilitate the negotiation of new engagement letters with applicable third party service providers and consultants pursuant to this Section 3.1(c).

(d) Notwithstanding anything to the contrary herein, Comverse hereby agrees that CTI shall have the opportunity to review in good faith and approve (which approval shall not be unreasonably withheld) and discuss the terms of any proposal by a third party service provider that is rendering any services pursuant to this Agreement, including with respect to such third party service provider’s proposed or estimated fees, statement and scope of work and engagement letter, including the Accounting Review Requirements and the Accounting Review Costs.

Section 3.2 Adjustments. Not more than once every calendar year during the term of this Agreement, Comverse and CTI shall meet to discuss and negotiate in good faith any adjustments to the annual fees set forth on Schedule A hereto that is requested by any Party, if the Parties mutually agree to modify, amend, delete or add to the scope of Services being provided.

Section 3.3 Invoices and Payment.

(a) Within ten (10) business days after the end of the applicable calendar quarter, Comverse will invoice CTI in arrears for the Services provided during the preceding quarter, other than any Comverse Pass-Through Costs, which shall be billed once the third party service provider issues an invoice for payment therefor. Comverse shall include in each such invoice a description in reasonable detail of the Services provided during such period and the amounts payable by CTI therefor pursuant to this Agreement. CTI shall pay each such invoice for the

Services within thirty (30) days after the date CTI receives such invoice; provided, however, that CTI may, in its discretion, withhold 50% of any amount payable under this Agreement that CTI disputes in good faith pending the resolution of such dispute (which amounts shall include Comverse Pass-Through Costs in excess of those Comverse Pass-Through Costs previously approved by CTI in accordance with Section 3.1(d)). Unpaid fees that are being disputed in good faith dispute will not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any disputed fees cannot be resolved by the Parties, the dispute resolution procedures set forth in Section 7.10 herein will apply, in which case, the losing party shall pay such percentage of the prevailing party’s reasonable attorney’s fees and other court costs based on the aggregate amount of disputed items so submitted as it bears to the amount awarded to the prevailing party. Notwithstanding the foregoing, immediately prior to the closing of the merger between CTI and a wholly owned subsidiary of Verint Systems Inc., should such merger occur, Comverse and CTI will settle and pay all amounts owing by any Party under this Agreement such that as of such closing there are no outstanding payment obligations under this Agreement.

(b) In the event Comverse requests that CTI provide CTI-Provided Services, CTI will provide Comverse an estimate of the monthly costs and expenses (as determined by CTI acting in good faith) for CTI to perform the requested CTI-Provided Services (the “Estimated CTI-Provided Services Fees”). CTI will invoice Comverse in advance on a monthly basis for the CTI-Provided Services, which invoice shall include: (i) the Estimated CTI-Provided Services Fees for the coming month; and (ii) a credit against or charge in addition to such Estimated CTI-Provided Services Fees, as applicable, to reflect in arrears the difference, if any, between (A) the Estimated CTI-Provided Services Fees for the prior month and (B) the applicable costs and expenses actually incurred by CTI to perform the CTI-Provided Services in such prior month. CTI shall include in each invoice for the CTI-Provided Services a reasonably detailed description of such CTI-Provided Services and the amounts charged therefor. Comverse will pay such invoiced amounts within five (5) business days after the date Comverse receives such invoice. CTI shall not be obligated to provide any CTI-Provided Services in the event CTI has not received prepayment in full of any invoice for CTI-Provided Services, including, for the avoidance of doubt, where Comverse has withheld payment because Comverse disputes an invoice for the CTI-Provided Services (including where Comverse disputes amounts invoiced in arrears to true-up the Estimated CTI-Provided Services Fees and CTI’s actual applicable costs and expenses).

(c) Invoices not paid within thirty (30) days after receipt, other than those for which CTI has withheld payment of a disputed amount in accordance with Section 3.3(a), shall be subject to late charges for each month or portion thereof the statement is overdue, calculated as the lesser of (i) the then current rate of interest per annum announced from time to time by the Wall Street Journal as the “prime rate” at large U.S. money center banks, plus one percentage point or (ii) the maximum rate allowed by applicable law.

(d) Within five (5) business days after a Party receives a request from the other Party for supporting documentation relating to the calculation or verification of fees to be paid or costs and expenses to be reimbursed pursuant to this Article III, the Party receiving such request shall provide the requesting Party (and such Party’s accountants, attorneys, auditors, and regulators) with access to, and any assistance and information that they may reasonably require with respect to, such records and supporting documentation as may be reasonably requested by the requesting Party to audit fees to be paid, and costs and expenses to be reimbursed, pursuant to this Agreement by the requesting Party. Where a third party auditor is not bound by law or industry or professional regulations to maintain the confidentiality of information disclosed to in connection with the audit contemplated in this Section 3.3(d), the Party requesting the applicable audit shall execute an agreement with its designated third party auditors to obligate such third party auditor to protect the confidential information of the disclosing Party.

(e) All payments to be made between the Parties pursuant to this Agreement shall be made in US Dollars unless otherwise agreed.

Section 3.4 Disclaimer of Warranty. EXCEPT AS SET FORTH IN SECTIONS 2.1, 2.2 AND 2.7, AS APPLICABLE, THE SERVICES AND THE CTI-PROVIDED SERVICES ARE PROVIDED UNDER THIS AGREEMENT ON AN AS-IS, WHERE-IS BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 3.5 Taxes.

(a) CTI shall pay to Comverse all applicable sales tax, value-added tax and/or goods and services tax as payable on the fees for the Services payable hereunder. Comverse shall pay to CTI all applicable sales tax, value-added tax and/or goods and services tax as payable on the fees for the CTI-Provided Services payable hereunder.

(b) In addition to the fees required to be paid by CTI to Comverse for the Services provided hereunder, CTI shall remit to the appropriate tax authorities (the ”Tax Authorities”) any taxes required to be withheld by law from any fees payable to Comverse hereunder. CTI shall submit to Comverse evidence of payment of any such withholding tax to the Tax Authorities. In the event that Comverse receives any credit, deduction or refund of such withholding tax from the Tax Authorities, it shall (i) promptly provide a copy of the certificate from the Tax Authorities showing the receipt of such credit, deduction or refund and (ii) provide CTI a credit for such amount against future fees payable by CTI to Comverse.

(c) In addition to the fees required to be paid by Comverse to CTI for the CTI-Provided Services provided hereunder, Comverse shall remit to the Tax Authorities any taxes required to be withheld by law from any fees payable to CTI hereunder. Comverse shall submit to CTI evidence of payment of any such withholding tax to the Tax Authorities. In the event that CTI receives any credit, deduction or refund of such withholding tax from the Tax Authorities, it shall (i) promptly provide a copy of the certificate from the Tax Authorities showing the receipt of such credit, deduction or refund and (ii) provide Comverse a credit for such amount against future fees payable by Comverse to CTI.

ARTICLE IV

TERM; TERMINATION

Section 4.1 Term. This Agreement shall commence on the Effective Date and shall continue until: (a) with respect to “Finance & Accounting”, “Internal Audit and SOX”, “Tax Filings”, “ and “Financial Reporting” Services (in each case as set forth in Schedule A), until such time as CTI fully complies with any and all legal obligations applicable to it, its business, its assets and any of its operations prior to the Effective Time, including until the expiration of the Statute of Limitations (as defined in the Tax Disaffiliation Agreement) (including any waivers or extensions thereof) of CTI’s taxable periods or as otherwise necessary to comply with any SEC reporting obligations; (b) with respect to those Services other than those referred to in Section 4.1(a), the date three (3) years after the Merger Effective Date (unless otherwise required in order to render any of the Services referenced in Section 4.1(a)); provided, however, that if the Merger Agreement is terminated in accordance with its terms and the Merger is not consummated, the term for the Services referenced in this clause (b) shall be deemed to be three (3) years after the Effective Date; and (c) the date on which (i) the provision of all of the Services and the CTI-Provided Services have been terminated pursuant to Section 4.2(a), and Section 4.2(b) or (ii) this Agreement shall have been terminated in accordance with Section 4.2(c) or Section 4.4(b).

Section 4.2 Termination for Reasons other than Default.

(a) Comverse shall have the right, at any time, to terminate any or all of the CTI-Provided Services by giving CTI thirty (30) days prior written notice of such termination.

(b) CTI shall have the right, at any time, to terminate any or all of the Services by giving Comverse thirty (30) days prior written notice of such termination.

(c) CTI shall have the right, at any time, to terminate this Agreement or any or all of the CTI-Provided Services by giving Comverse five (5) business days prior notice of such termination, in each case with the effective date of such termination being a date that CTI determines in good faith to be the date that CTI plans (i) to sell all or substantially all of the properties and assets of CTI, (ii) to sell a majority of the voting stock of CTI, or (iii) to merge with any other entity.

Section 4.3 Event of Default. A Party shall be in default hereunder if (a) with respect to Comverse, Comverse commits a material breach of any term of this Agreement (which shall include Comverse’s failure to provide any of the Services) and such breach continues uncured for thirty (30) days following receipt of written notice thereof from CTI describing such breach in reasonable detail, (b) with respect to CTI, CTI fails to pay to Comverse any fee payable by CTI to Comverse (other than any fees that CTI has disputed in good faith) for more than sixty (60) days after receipt of written notice of such nonpayment from Comverse describing such fee (and the basis therefor) in reasonable detail, (c) in accordance with and subject to the terms hereof, such Party makes a general assignment for the benefit of its creditors, (d) there is a filing seeking an order for relief in respect of such Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law and such case remains undismissed for thirty (30) days or more, (e) a trustee or receiver is appointed for such Party or its assets or any substantial part thereof or (f) such Party files a voluntary petition under any bankruptcy, insolvency or similar law of the relief of debtors (in each case, a “Default”).

Section 4.4 Remedies.

(a) If there is any Default by CTI hereunder, Comverse may exercise any or all of the following remedies until such time that CTI cures such Default: declare immediately due and payable all fees and expenses which CTI is obligated to pay pursuant to Section 3.1 with respect to the Service for which CTI has not paid hereunder when due (other than disputed fees).

(b) If there is any Default by Comverse hereunder, CTI may (i) terminate this Agreement and recover any fees paid in advance for the Services not performed or (ii) sue for specific performance.

(c) In addition to the remedies set forth in clauses (a) and (b) above, a non-defaulting Party shall have all other remedies available at law or equity, subject to Article VI.

Section 4.5 Books and Records. Comverse will provide access to CTI to all books and records related to CTI and the Services at all reasonable times upon notice to Comverse. Upon the expiration or termination of a Service or Services with respect to which Comverse holds books, records or files, including, but not limited to, current and archived copies of computer files, owned by CTI and used by Comverse in connection with the provision of a Service to CTI, Comverse will return all such books, records or files as soon as reasonably practicable. At its expense, Comverse may make a copy of such books, records or files for its legal files. In the event Comverse needs access to such books, records or files for legal or tax reasons, CTI shall cooperate with Comverse to make such books, records or files available to Comverse at Comverse’s expense.

Section 4.6 Effect of Expiration/Termination. Sections 2.1(c), 2.5, 4.4, 4.5, 4.6, 4.7, 5.1, 5.2(b), 5.2(c), 5.3, Article VI and Article VII shall survive any expiration or termination of this Agreement.

Section 4.7 Obligations Post Expiration/Termination.

(a) The expiration or termination of this Agreement shall not terminate either Party’s obligation to provide to the other Party all information required by such other Party (including performing the applicable actions set forth in this Section 4.7) if and when necessary in order to present such other Party’s financial and accounting information in accordance with generally accepted accounting principles or otherwise in order for such other Party to comply with applicable laws, rules and regulations.

(b) Each of the Parties agrees to (i) furnish to the other Party such further information, (ii) execute and deliver to the other Party such other documents and (iii) do such other acts and things, all as the other Party may reasonably request in order to permit it to file all state income tax returns required by law to be filed by it.

ARTICLE V

CERTAIN OTHER COVENANTS

Section 5.1 Confidentiality. Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential in accordance with Section 4.4 of the Distribution Agreement.

Section 5.2 Access to Certain Information.

(a) CTI shall make available on a timely basis to Comverse all information reasonably requested by Comverse to enable it to provide the Services. CTI shall give Comverse reasonable access, during regular business hours and at such other times as are reasonably required, to its premises for the purposes of providing the Services.

(b) Upon the reasonable request of one Party to the other, the recipient Party of such request shall make available or cause to be provided on a timely basis to the requesting Party all records, reports, and other information reasonably requested to enable the requesting Party (i) to evaluate and satisfy any obligation (or claimed obligation) of the requesting Party to make payment to any requesting Party employee or any third party, (ii) for use in any judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements, (iii) to comply with reporting, disclosure, filing or other requirements imposed on a Party (including under applicable securities and tax laws) by a governmental authority having jurisdiction over such Party; provided, however, that in the event that the recipient Party of such request determines that any such provision of information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Each Party shall give the other Party making such a request pursuant to this Section 5.2 reasonable access, during regular business hours and at such other times as are reasonably required, to its premises for the purposes of providing the applicable records, reports, and information.

(c) Without limiting the generality of the foregoing, Comverse shall promptly respond in full to any CTI request for information to enable any of (i) CTI and its affiliates to meet its timetable for dissemination of its earnings releases, financial statements, periodic reports, and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and (ii) CTI’s accountants to timely complete their review of CTI’s quarterly financial statements and audit of the annual financial statements, including, to the extent applicable, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, in each of clause (i) and (ii), with respect to the end of any fiscal quarter or year or portion thereof.

Section 5.3 Title to Data. CTI acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and any licenses therefor which are owned by Comverse, by reason of Comverse’s provision of the

Services under this Agreement, except to the extent CTI’s payment of any incremental license fees or one-time consent fees pursuant to Section 3.1(a) result in the acquisition of software license rights that may be assigned to CTI, in which case, Comverse will assign such software license rights to CTI at CTI’s request. Comverse acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and any licenses therefor which are owned by CTI, by reason of CTI’s provision of the CTI-Provided Services under this Agreement except to the extent Comverse’s payment of any incremental license fees or one-time consent fees pursuant to Section 3.1(b) result in the acquisition of software license rights that may be assigned to Comverse, in which case, CTI will assign such software license rights to Comverse at Comverse’s request. Comverse agrees that all records, data, files, input materials and other information computed by Comverse for the benefit of CTI and which relate to the provision of the Services are the property of CTI.

Section 5.4 Compliance with Laws. Each of Comverse and CTI shall comply in all material respects with any and all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government, or instrumentality or agency thereof, in respect of the conduct of its obligations under this Agreement.

ARTICLE VI

LIABILITIES

Section 6.1 Limitation of Liability.

(a)	For the avoidance of doubt, in this Article VI, a reference to:

(i)	a Party shall include that Party and its respective subsidiaries;

(ii)	a reference to CTI shall include CTI and each of the CTI Indemnitees and any contractors retained by CTI; and

(iii)	a reference to Comverse shall include each of the Comverse Indemnitees and any contractors retained by Comverse.

(b) Any provision of this Article VI that is expressed to limit or exclude the liability of a Party for any loss or damage:

(i)	is subject to Section 6.1(f) and Section 6.1(g); and

(ii)	applies whether the liability is a liability for breach of contract, tort (including negligence), misrepresentation (but not fraudulent misrepresentation), breach of statutory duty or otherwise.

(c) Subject to Section 6.1(g), the only liability of the Parties for breach of contract shall be for direct damages (also known as “general damages”) and, to the extent applicable, punitive damages. Liability for breach of contract for all other losses, including consequential damages (also known as “special damages,” “indirect damages” and “incidental damages”), including loss of profits, is expressly excluded.

(d) CTI’s liability to Comverse in respect of any cause of action that arises under or in connection with this Agreement, but to which Section 6.1(g) does not apply, shall be limited to:

(i)	the aggregate costs and expenses paid and payable by Comverse in respect of the CTI-Provided Services provided under this Agreement (as set forth in Section 3.1(b)) in the six (6) calendar months preceding the calendar month in which that cause of action arose; minus

(ii)	CTI’s aggregate liability to Comverse in respect of all such prior causes of action.

(e) Comverse’s liability to CTI in respect of any cause of action that arises under or in connection with this Agreement, but to which Section 6.1(f) or Section 6.1(g) does not apply, shall be limited to:

(i)	the greater of:

(A)	$1,255,176.00; and

(B)	the aggregate fees, costs and expenses paid and payable by CTI in respect of the Services provided under this Agreement (as set forth in Section 3.1(a)) in the two (2) calendar quarters preceding the calendar quarter in which that cause of action arose; minus

(ii)	Comverse’s aggregate liability to CTI in respect of all such prior causes of action.

(f) Comverse’s liability to CTI in respect of any cause of action that arises under or in connection with this Agreement as a result of Comverse’s failure to take Appropriate Actions when performing the Services or fulfilling any of its other obligations set forth in this Agreement, but to which Section 6.1(g) does not apply, shall be limited to:

(i)	the greater of:

(A)	$2,510,352.00; and

(B)	the aggregate fees, costs and expenses paid and payable by CTI in respect of the Services provided under this Agreement (as set forth in Section 3.1(a)) in the four (4) calendar quarters preceding the calendar quarter in which that cause of action arose; minus

(ii)	Comverse’s aggregate liability to CTI in respect of all such prior causes of action.

(g) The limitations on liability set out in Section 6.1(d), Section 6.1(e) and Section 6.1(f) and the restriction on recovering certain loss or damage in Section 6.1(c) do not apply to:

(i)	the breach by Comverse of its obligations set forth in Section 2.1(d) (Nondiscrimination) or Section 2.1(e) (Compliance with Data Protection Laws);

(ii)	the breach by either Party of its respective obligations contained in Section 5.1 (Confidentiality);

(iii)	the breach by Comverse of its obligations set forth in this Agreement where such breach results in any failure by CTI to comply in all material respects with its legal obligations, including CTI’s obligations to file accurate Tax Returns and to make certain filings with the SEC;

(iv)	the obligations of Comverse to indemnify CTI under this Agreement;

(v)	the obligations of the applicable Party to pay certain services fees and to reimburse certain costs and expenses to the other Party, in each case in the amount calculated in accordance with Section 3.1;

(vi)	liability arising from the reduction or intentional cessation by Comverse, except if expressly permitted under this Agreement, of the performance of all or a material portion of the Services then required to be provided by Comverse under this Agreement;

(vii)	liability arising from the gross negligence, willful misconduct or fraud of either Party or its affiliates; and

(viii)	punitive damages that a Party has been ordered to pay by any court of competent jurisdiction.

(h) The invalidity, illegality or unenforceability of a provision of this Section 6.1 does not affect or impair the continuation in force of the remainder of this Section 6.1 or this Agreement.

(i) The Parties agree that this provision limiting remedies and liquidating damages is reasonable under the circumstances and Comverse acknowledges that CTI shall have no other financial liability to Comverse whatsoever.

Section 6.2 Indemnification. Comverse shall indemnify, defend and hold harmless the CTI Indemnitees from and against any and all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (“Losses and Expenses”), related to, arising out of or in connection with any or all of the following:

(a) any third party claim brought against CTI alleging that the Services, Comverse’s performance of the Services, or the use of any asset in connection with the Services for the benefit of CTI infringes upon any patent, copyright, trademark, trade secret or other intellectual property right of any third party;

(b) any third party claim brought against CTI alleging that the CTI-Provided Services, CTI’s performance of the CTI-Provided Services, or the use of any asset in connection with the CTI-Provided Services for the benefit of Comverse infringes upon any patent, copyright, trademark, trade secret or other intellectual property right of any third party;

(c) the breach by Comverse of its obligations set forth in this Agreement where such breach results in any failure by CTI to comply in all material respects with its legal obligations, including CTI’s obligations to file accurate Tax Returns and to make certain filings with the SEC;

(d) the breach by Comverse of Section 2.1(e) (Compliance with Data Protection Laws); and

(e) the breach by Comverse of Section 5.1 (Confidentiality);

provided, however, that CTI shall not be indemnified by Comverse solely to the extent any Loss or Expense resulted from CTI’s gross negligence, willful misconduct, or fraud. Indemnification of any claim hereunder shall be governed by the definitions and procedures set forth in Section 3.3 of the Distribution Agreement. Payment shall be made in accordance with the provisions of Section 3.4 of the Distribution Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notice. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To CTI:

Comverse Technology, Inc.

810 Seventh Avenue

New York, NY 10019

Attention: General Counsel

To Comverse:

Comverse, Inc.

810 Seventh Avenue

New York, NY 10019

Attention: General Counsel

Section 7.2 Force Majeure. A Party shall not be deemed to have breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are made impossible or impracticable due to any act of God, fire, natural disaster, act of terror, act of government, shortage of materials or supplies after the Effective Date, labor disputes or any other cause beyond the reasonable control of such Party (a “Force Majeure”); provided, however, that in no event will the voluntary termination of any employee’s employment be deemed to be a Force Majeure. The Party whose performance is delayed or prevented shall (a) promptly notify the other Party of the Force Majeure cause of such prevention or delay and (b) take Appropriate Actions to recommence such disrupted Party’s performance of its obligations under this Agreement.

Section 7.3 Independent Contractors. The Parties shall operate as, and have the status of, independent contractors and neither Party shall act as or be a partner, co-venturer or employee of the other Party. Unless specifically authorized to do so in writing, neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

Section 7.4 Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

Section 7.5 Assignment; Successors and Assigns.

(a) This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that CTI may assign this Agreement to (i) a purchaser of all or substantially all of the properties and assets of CTI; (ii) a purchaser of a majority of the voting stock of CTI, or (iii) an entity with which CTI merges, in each case so long as such purchaser or the entity surviving such merger expressly assumes, in a written instrument in form reasonably satisfactory to Comverse, CTI’s obligations and liabilities under this Agreement.

(b) The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.6 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.7 Complete Agreement; Construction. This Agreement, including Schedule A and Schedule B shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule, this Agreement shall prevail. In the event of any inconsistency between this Agreement (including any Schedule hereto) and the Tax Disaffiliation Agreement, the Tax Disaffiliation Agreement shall prevail.

Section 7.8 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 7.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.10 Governing Law and Jurisdiction; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, IN EACH CASE WITHOUT GIVING EFFECT TO THE PRINCIPLES REGARDING CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. Each Party consents to the exclusive jurisdiction of, and service of process by, the United States District Court for the Southern District of New York or the state courts of the State of New York, Borough of Manhattan, with respect to any proceeding by a Party arising out of this Agreement. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(b).

Section 7.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.12 Time is of the Essence. Time is of the essence with respect to all time periods set forth herein.

Section 7.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective subsidiaries and affiliates and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 7.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Shefali Shah
Name:	Shefali Shah
Title:	Senior Vice President, General Counsel and
Corporate Secretary

COMVERSE, INC.

By:	/s/ Thomas B. Sabol
Name:	Thomas B. Sabol
Title:	Chief Financial Officer

[Signature Page to Transition Services Agreement]

Schedule A

Services and Fees

Service Category	Description of Services	Fixed Annual Fee
Payroll	• Calculation of employee payroll • Bi-weekly salary distribution to CTI employees • Timely calculation of all taxes to be withheld from paychecks, garnishments, IRA contributions, and other deductions and withholdings from paychecks, and the proper withholding and, as applicable, transfer of such amounts	$2,293

Time & Expense	• Provision of and support for use of corporate credit and/or debit cards by CTI employees • Support and operation of reimbursements and other related services (e.g., Transfer Transit Deduction program, etc.)	$8,400

Health and Welfare Plans	• Provision of CNS health and welfare plans to remaining CTI employees	$30,000

Finance & Accounting	• Calculation of costs incurred pursuant to Comverse’s provision of Services to CTI • Quarterly submission of invoices of such fees incurred by Comverse to CTI • Administration of payables and receivables accounts and daily monitoring of payables and receivables to produce receivables log on a daily basis • Support and operation of data gathering, financial closing, and reporting required to complete SEC external reporting and audits • Provision of stock plan administration support as needed (e.g., tracking continuing vesting of grants)	$717,800

Financial Reporting	• Provision of financial reporting support as needed, including legal support and preparation of periodic reports to be filed with the SEC	$206,300

Internal Audit and SOX	• Support and operation of internal audit and internal controls (SOX) designed to meet both CTI internal audit and SEC requirements, including the Financial Requirements	$360,000

Tax Filings	• Timely preparation and submission of requisite Tax Returns, including as applicable federal, state, local and international filings. For the avoidance of doubt, the Services shall include the filing of all Tax Returns relating to the Straddle Period • Subject to the terms of this Agreement, with respect to all material Tax Returns for the taxable years ending 01/31/2012 and 01/31/2013 (or such other date on which the taxable period ends, in the case of a short taxable period) Comverse shall engage a Big Four Accounting Firm to review and sign as tax preparer each such Tax Return	$39,675

Treasury	• Timely payment of accounts payable and collection of accounts receivables • Support and operation of bank account management including signatory updates, cash (working capital) management, cash planning, and reporting	$59,500

Insurance	• If required, provide access to and negotiation support for D&O insurance in the event transition period extends beyond coverage period of the tail or requires amendment for other reasons	$59,500

Information Technology	• Provision and maintenance of hotline, telephone services, and CTI website • Provision and operation of infrastructure (e.g., servers, networks, etc.) • Technical maintenance and support • Data storage and backup • Disaster recovery • Use by each CTI employee of computers, email service, internet service, hardware, and software, in each case equivalent to such IT equipment and software used by any CTI employee immediately prior to the Effective Date	$137,946

Operational Services	• Provision of gas and electric utilities • Provision of office space, including uninterrupted access to such office space, in use by (or otherwise leased by or under the control of) CTI immediately prior to the Effective Date • Provision of office equipment, including computers, printers, copiers, furniture (desks, chairs, etc.), and food & beverage services (coffee machine, water machine, vending services, etc.) • Provision of documentation support required to terminate the lease contract of the CTI headquarters office, as needed	$163,188

Legal	• Provision of legal support as needed	$455,750

Administration	• Provision of administrative support as needed, including support for procurement	$270,000

Schedule B

CTI-Provided Services

Service Category	Description of CTI-Provided Services
General Operational Support	Continuation of executive-level support and oversight historically provided to Comverse by CTI employees, in each case only to provide executive oversight, to grant approvals and to perform other duties required for filings. Does not include “Tax Filings” as listed in Schedule A.